Exhibit 10.37

Description of the Annual Incentive Program
Administered by the Compensation Committee of
The Neiman Marcus Group, Inc.'s Board of Directors

All executives are eligible to be considered for annual incentives. The annual bonus for executive officers is based on The Neiman Marcus Group, Inc.'s (the "Company") key financial and operational results as measured against targets for revenue, earnings (as measured by operational net income, earnings before interest and taxes, or other metrics) and certain qualitative measures of performance. Targets for these measures are established in advance and reviewed and approved by the Company's Compensation Committee. The Compensation Committee also sets minimum thresholds that must be met before any awards can be paid. If that minimum level is not achieved, no annual bonuses are paid. The final award amount depends on the actual level of performance achieved in comparison to the targets; however, the Committee has the discretion to make adjustments to ensure that award payments reflect the operating results of the Company and are not inflated or deflated artificially.